Exhibit 2.2(c)

JOINDER

The undersigned are executing and delivering this Joinder Agreement, dated as of November 14, 2022, pursuant to that certain Amended and Restated Shareholders Agreement, dated as of December 15, 2016 concerning trivago N.V. (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Shareholders Agreement”), by and among the Parties signatory thereto, and any Permitted Transferee that becomes a party to the Shareholders Agreement in accordance with the terms thereof. The undersigned are executing and delivering this Joinder Agreement in connection with a transfer of all the Class B Shares held by Expedia Lodging Partner Services S.à.r.l., (“ELPS”) to WWTE Travel S.à.r.l., a company incorporated under the laws of Luxembourg (“WWTE”). WWTE will immediately thereafter transfer all such shares to Expedia, Inc., a corporation incorporated under the laws of the State of Washington, USA (the “Expedia Assignee”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Shareholders Agreement.

By executing and delivering this Joinder Agreement to the Shareholders Agreement, the undersigned hereby adopt and approve the Shareholders Agreement and agree, effective commencing on the date hereof and as a condition to the Expedia Assignee taking the place of ELPS as the Non-Managing Shareholder, to become a party to, and to be bound by and comply with the provisions of, the Shareholders Agreement applicable to the Non-Managing Shareholder, in the same manner as if the Expedia Assignee were the original signatory to the Shareholders Agreement. Further, (i) notwithstanding anything to the contrary contained in Section 6.1 of the Shareholders’ Agreement, the Expedia Assignee shall be admitted as a substitute Shareholder for ELPS for all purposes of the Shareholders’ Agreement, and (2) the Expedia Assignee shall continue to act as the Guarantor with respect to all terms of the Shareholders Agreement applicable to the Guarantor.

WWTE hereby represents and warrants that, pursuant to this Joinder Agreement and the Shareholders Agreement, it is a Permitted Transferee of ELPS. The Expedia Assignee hereby represents and warrants that, pursuant to this Joinder Agreement and the Shareholders Agreement, that The Expedia Assignee is a Permitted Transferee of WWTE.

The undersigned acknowledge and agree that Article 10 of the Shareholders Agreement is incorporated herein by reference, mutatis mutandis.

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Accordingly, the undersigned have executed and delivered this Joinder
Agreement.

WWTE Travel S.a.r.l.

By:    /s/ Lance A. Soliday

Name: Lance A. Soliday
Title: Manager

Expedia, Inc.

By:    /s/ Adrian Esguerra

Name: Adrian Esguerra
Title: Vice President, Legal

[Signature Page to Joinder]

AGREED AND ACCEPTED

trivago N.V.

By:    /s/ Axel Hefer

Name: Axel Hefer
Title: CEO

[Signature Page to Joinder]

Managing Shareholder and Managing Shareholders' Representative

By:    /s/ Rolf Schrömgens

Name: Mr. Rolf Schrömgens

[Signature Page to Joinder]

Managing Shareholder

By:    /s/ Peter Vinnemeier

Name: Mr. Peter Vinnemeier

[Signature Page to Joinder]